                                                                                                              Filed Pursuant to Rule 424(b)(3)
                                                                                                              SEC File No. 333-107357

SUPPLEMENT TO

PROSPECTUS

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S&P MANAGED FUTURES INDEX FUND, LP

$100,000,000 Class A Units of Limited Partnership Interest

$100,000,000 Class B Units of Limited Partnership Interest

This Supplement updates certain information set forth in the Prospectus of S&P Managed Futures Index Fund, LP dated January 30, 2004 (the "Prospectus").  Capitalized terms not otherwise defined herein have the meaning provided in the Prospectus.

On pages 5 and 31 of the Prospectus, there is language to the effect that in order for the Fund to make a positive rate of return its investment in the Index SPC must make a positive rate of return. In order for the Index SPC to make a positive rate of return, the Index SPC must first pay all of the expenses inherent to the Index.  These expenses include (1) management fees paid to the constituent portfolio managers, (2) brokerage commissions and other transaction related expenses; (3) incentive fees, if any, paid to the constituent portfolio managers; (4) administration fees and expenses; and (5) organizational expenses, accounting, audit and legal expenses, custodial fees and extraordinary expenses.  The management fees paid to the portfolio managers generally are expected to range from 1% to 2.5% per annum of the assets allocated to a portfolio manager.  The incentive fees are generally expected to range from 15% to 25% of net trading gain.

The general partner of the Fund is pleased to announce that the aggregate of the expenses discussed in clauses (1) and (2) in the above paragraph and the management fees and other asset based fees charged by the Fund may not exceed 10% per year of the average net asset value of the Units.

As has been stated, the incentive fees are generally expected to range from 15% to 25% of net trading gain.  The current weighted average of the incentive fees paid to the portfolio managers is 20.36% of net trading gain.  The weighted average of the incentive fees paid to the portfolio managers may not exceed 25% of net trading gain.

The date of this Supplement is April 7, 2004

THIS SUPPLEMENT IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.